Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

November 21, 2022

Matter No.: 372368

441 299 4918

charles.collis@conyers.com

Athene Holding Ltd.

Second Floor, Washington House

16 Church Street

Hamilton HM 11

Bermuda

Dear Sirs

Re: Athene Holding Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the Company’s proposed issuance and sale of US$400,000,000 aggregate principal amount of the 6.650% senior notes due 2033 (the “Notes”) pursuant to the Company’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 8, 2021 (the “Registration Statement”), as supplemented by a preliminary prospectus supplement dated November 16, 2022 (the “Preliminary Prospectus Supplement“, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), and a final prospectus supplement dated November 16, 2022 (the “Prospectus Supplement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). The Notes were issued pursuant to an indenture (the “Base Indenture”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) dated January 12, 2018, by and between the Company and the Trustee (as such term is defined therein) as supplemented by a sixth supplemental indenture dated November 21, 2022 by and between the Company and the Trustee (the “Sixth Supplemental Indenture”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto, and together with the Base Indenture, the “Indenture”).

For the purposes of giving this opinion, we have examined the following documents:

(i)	a copy of the Registration Statement;

(ii)	a copy of the Preliminary Prospectus Supplement;

(iii)	a copy of the Prospectus Supplement;

(iv)	a copy of the Underwriting Agreement, dated November 16, 2022, between the Company and the representatives of the underwriters for the proposed offering named therein;

(v)	a copy of the Base Indenture;

(vi)	a copy of the Sixth Supplemental Indenture; and

(vii)	a draft form of the Notes.

The documents listed in items (v) through (vii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also examined the memorandum of association and the bye laws of the Company, each certified by the Secretary of the Company on November 21, 2022, minutes of a meeting of its directors held on December 6, 2017 and August 31, 2021 as certified by the Secretary of the Company on November 21, 2022, an extract of unanimous written resolutions of the Board dated May 14, 2021 as certified by the Secretary of the Company on November 21, 2022 and an extract of unanimous written resolutions of the Executive Committee of the Board dated November 14, 2022 as certified by the Secretary of the Company on November 21, 2022 (the “Resolutions”), the notice to the public issued by the Bermuda Monetary Authority dated June 1, 2005 (the “Consent”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the due execution of the Notes by each of the parties thereto and the delivery thereof by each of the parties thereto, and the due authentication of the Notes by the Trustee, (f) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us, (g) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (j) the validity and

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binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of the state and federal courts in the State of New York (the “Foreign Courts”), (k) that the issue of the Notes will not cause the Company to exceed the Securities Issuance Cap as defined in the Resolutions, (l) that none of the parties to the Documents carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, (m) at the time of issuance of the Notes, the Bermuda Monetary Authority will not have revoked or amended its Consent, and (n) at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the offering of the Notes by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Documents and the issuance of the Notes.

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3.

When issued in accordance with the Indenture, duly executed by the Company, duly authenticated by the Trustee and delivered by or on behalf of the Company as contemplated by the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Act or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman Limited

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